 Exhibit (a)(2)(PP)

Resources Inc.Shareholder Conference Call November 17, 2006 Turning Experience and Opportunity into Gold REJECT the Barrick Bid — DO NOT TENDER Your Shares WITHDRAW Any Shares You May Have Tendered

This presentation includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding future developments in or the outcome of NovaGold’s litigation with Barrick or with Pioneer Metals, Barrick’s tender offer for all of the outstanding shares of NovaGold’s capital stock, the anticipated timing and results of permitting, development and construction activities, estimated project cost and financing information, and the future production, operating or financial performance of NovaGold or any particular project are forward-looking statements. Information concerning mineral reserve and resource estimates also may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaGold’s expectations include uncertainties involved in disputes and litigation, including disputes and litigation concerning Barrick and the Donlin Creek property and with Pioneer Metals concerning the Grace Claims and Galore Creek, and environmental litigation challenging NovaGold’s Rock Creek permit; uncertainties inherent in the litigation process, such as effects of newly discovered evidence or new legal theories and the inherent difficulty in predicting the decision of judges or juries or the action of other parties; uncertainties arising out of Barrick’s management of the Donlin Creek property and disagreements with Barrick with respect thereto; uncertainties about the conduct of Barrick’s tender offer, including any future modifications to the terms of Barrick’s tender offer; fluctuations in gold, copper and other commodity prices and currency exchange rates; uncertainties relating to interpretation of drill results and the geology, continuity and grade of mineral deposits; uncertainty of estimates of capital and operating costs, recovery rates, production estimates and estimated economic return; the need for cooperation of government agencies and native groups in the exploration and development of properties; the need to obtain additional financing to develop properties and uncertainty as to its availability on terms anticipated or at all; the possibility of delay in permitting, exploration or development programs or construction and uncertainty of meeting anticipated program milestones; and other risks and uncertainties disclosed under the heading “Caution Regarding Forward-Looking Statements” in NovaGold’s Directors’ Circular and Notices of Change to the Directors’ Circular and under the heading “Risk Factors” and elsewhere in NovaGold’s Annual Information Form for the year ended November 30, 2005, filed with the Canadian securities regulatory authorities, and NovaGold’s annual report on Form 40-F filed with the United States Securities and Exchange Commission. Forward-Looking Statements

Barrick Claims are Misleading

- Eleven of the world's leading mining companies have indeed evaluated NovaGold
  - Most companies were focused either on Galore or Donlin
  - Didn't want to compete with Barrick
  - NovaGold's profile has been raised and many of these companies maintain a strategic interest
- Galore Feasibility Study[1]
  - Base case[2] first 5 years compared with 2005 Preliminary Economic Assessment

	Gold	Silver	Copper
Annual Estimated Production Increase	13%	73%	16%

  - Base case[2] annual cash flow up from US$200M to US$400M
  - Capital costs only up 7% from Barrick's May 2006 estimate[3]
  - The Galore Creek changes pointed out by Barrick support NovaGold's legal case at Donlin Creek:
    - Environmental assessment process resulted in increased capital
    - Unlike Galore Creek, the 'Feasibility Study' that Barrick will deliver in 2007 will not reflect significant environment review - Not final / not bankable

(1) "Galore Creek Project Feasibility Study NI 43-101 Technical Report", October 31, 2006, Qualified persons: Bruce Rustad, P. Eng, Hatch Ltd; and Mike Lechner, RPG, Resource Modeling Inc. (the 'Galore Creek Hatch Feasibility Study'). Available at www.sedar.com.
(2) Barrick used base cases for valuations in Nov 14, 2006 Presentation.
(3) In May 2006, Barrick VP stated that Barrick expected Galore capital equivalent to be C$2.1B using Barrick's long term US$/C$ exchange rate of 0.77.

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Expect to have a strong partner with shared guarantees as part of any joint venture agreementBarrick misrepresented the assumptions for the Galore financing Financing was designed specifically for NovaGold Bank lending assumptions did not assume gold and copper hedging Bank lending assumptions did not assume $1.50/lb copper and $525/oz gold NovaGold will consider hedging copper to further increase the debt capacity Excited to have Citigroup take over as financial advisor Many precedents where companies of similar or smaller size financed large projects Galore Project Financing is on Track 2

NovaGold has confidence in its schedule Supported by highly qualified legal and environmental consultants and professionals Timelines are mandated by law in BC; harmonization agreement between Federal agencies and Provincial agencies No “amendment to federal legislation” required Comments from dozens of agencies are required as part of normal process Grace claims litigation irrelevant to permitting process Strong support from Tahltan First Nation Actively preparing for and expect to begin construction in May 2007 Galore Creek — Permit Timelines Intact 3

Litigation was not our strategy, but we will defend our shareholders’ rights Significant compensation for modification of the timeline on the table before bid “Bankable” feasibility study by November 2007? NovaGold believes: No bank will agree to lend 2-3 years before construction Bank would need updated feasibility study post-EIS Permits are not necessary to complete a feasibility study but results of permitting on mine design/cost needed to be known or study will not be final 2007 feasibility study will Not be Final and will Not be BankableMeaningful Board decision to construct by November 2007? 2-3 years before construction — Not Final Decision Not Meaningful unless effect of permitting on mine design/cost known Pursuing litigation to defend our rights We believe NovaGold will win the lawsuit and retain 70% of Donlin We believe Barrick fears that too and that’s why they are bidding for NovaGold Donlin Creek — Defending Our Rights 4

Why Barrick Wants Galore Creek: Better than Zaldivar

Comparison of Galore Creek with Barrick's Largest Copper Mine

Key Operating Statistics	Galore Creek Years 1-5 (1,2)	Zaldivar Mine (3)
Production Copper (lbs/yr) Gold Equivalent (Au +Ag) (oz/yr)	 **432,000,000** **400,000**	 300,000,000 none
Proven and Probable Reserves (4)	**6.6 billion lbs Copper** **6.7 million ozs Gold Eq.**	5.8 billion lbs Copper
Cash Cost ($/lb) (2,5) Years 1-5 Cash Cost ($/lb) Life of Mine	**$0.38** **$0.62**	 $0.65
Cash Cost ($/oz)(2,6) Life of Mine (Net of Copper Credits)	**Negative $600**	n/a
Pre-tax Operating Cash Flow at Recent Spot Prices (7)	**$1,277 Million/year**	$830 Million/year

Barrick CEO stated in September they valued their 6.2 billion lbs copper reserves at $4 billion using a copper multiple! (8)

1) Using Galore Creek Hatch Feasibility study (October 2006).
2) Total Cash Costs are net of by-product credits at $525/oz for gold and $8.00/oz for silver and $1.50/lb for copper per Galore Creek Hatch Feasibility study (October 2006).
3) Barrick reported in Q3 2006 that Zaldivar was 40% of Barrick's net income from continuing operations before income taxes and other items.
4) See "Resource and Reserve Estimate Table." page 13. Based on gold-equivalent resources (gold and silver), assuming a price of US$525/oz for gold and US$8.00/oz for silver.
5) Total operating expense per recovered pound of production net of gold and silver credits.
6) Total operating expense per recovered ounce of gold equivalent (gold + silver) production net of copper credits.
7) Calculated as revenue less cash operating costs based at recent spot prices of $3.40/lb for copper, $600/oz for gold, and $11/oz for silver.
8) From Denver Gold Forum Presentation September 26, 2006 in discussion of acquisition of Placer Dome completed January 20, 2006.

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Why Barrick Wants Donlin Creek: A Second Goldstrike

Comparison of Donlin Creek with Barrick's Largest Gold Mine

	Donlin Creek (100%)(1)		Goldstrike Mine(2)
	Years 1-7	Life of Mine	(Open Pit)
Production (oz/yr)	**1,885,000**	**1,377,000**	1,514,000
Cash Cost ($/oz) (3)	**$223**	**$276**	$235
Total Cost ($/oz) (4)	**$303**	**$362**	$295
Mine Life	**22 years**		10 years
Processing Rate	**60,000 tpd**		35,000 tpd

1) All values for Donlin Creek based on "Donlin Creek 2006 SRK Preliminary Assessment Report", September 20, 2006, Qualified persons: Stan Dodd, P. Geo, NovaGold Resources Inc., Kevin Francis, P. Geo., NovaGold Resources Inc. and Gordon Doerksen, P.E., SRK Consulting (US) Inc. Available at www.sedar.com. Includes inferred resources and excludes 2006 drilling results.
2) All values for Goldstrike Mine based on 2005 actual results per Barrick annual report.
3) Total operating expense per recovered ounce of production.
4) Total operating expense plus depreciation per recovered ounce of production.

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NovaGold: Technical Capability, Integrity and Decades of Experience

- NovaGold's Galore Creek team managers led the construction and have led the operation of Barrick's Zaldivar mine (which produced 40% of Barrick's Q3 pre-tax operating income[1])
  - Managed Zaldivar's construction within budget (1993-1995)
  - Ran the Zaldivar Mine (2002-2004)
- NovaGold understands Galore Creek's enormous potential and has not underestimated its challenges
- NovaGold has the required expertise and has demonstrated the ability to deliver value
- Placer/Barrick Mis-managed Donlin Creek for the last four years. NovaGold's Team:
  - Identified and acquired the project for Placer (1996)
  - Doubled the known resource in 18 months (2002-2003)
  - Produced the SRK study now used as a benchmark by Barrick in shareholder presentations to describe development.
- The NovaGold/SRK report[2] on Donlin Creek is now Barrick's benchmark when describing the project they manage

(1) Barrick reported in Q3 2006 that Zaldivar generated 40% of Barrick's net income from continuing operations before income taxes and other items.
(2) "Donlin Creek 2006 SRK Preliminary Assessment Report".

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Note: Represents 2-year period up to day prior to announcement of Barrick’s unsolicited offer. Source: Bloomberg. NG — 141% XAU — 54% NovaGold’s Stock Price Has Outperformed the XAU Index Over the Past 2 Years Over the past 2 years NovaGold’s stock price has appreciated 141% versus only 54% for the XAU index. 8 50%100%150%200%250%300%350%Jul-04Nov-04Mar-05Jul-05Nov-05Mar-06Jul-06Price as Percentage of BaseNovaGold Share PricePhiladelphia Gold and Silver Index (XAU)

Not paying for inferred ounces Not paying for Copper Not paying for the 40% of Donlin Creek Barrick does not own No Premium for NovaGold’s world-class projects No Premium for control of Company No Premium for Barrick capturing the increased value of assets as they advance to production No Premium for the low geopolitical risk of assets or strategic value Barrick’s US$16/Share Offer Undervalues NovaGold 9 On 7 November Vast Majority of our Shareholders Agreed DO NOT TENDER your shares WITHDRAW Any Shares You May Have Tendered

NovaGold has filed a directors’ circular dated August 12, 2006 and notices of change to the directors’ circular dated August 24 and October 30, 2006, respectively, with Canadian securities regulatory authorities and a recommendation statement dated August 12, 2006 and amendments thereto on Schedule 14D-9 with the United States Securities and Exchange Commission with respect to Barrick’s tender offer for NovaGold shares.  Investors and shareholders are strongly advised to read the directors’ circular, notices of change and recommendation statement, as well as any amendments and supplements to these documents, because they contain important information. Investors and shareholders may obtain a free copy of the directors’ circular and the notices of change at www.sedar.com or the recommendation statement and amendments thereto at www.sec.gov.  Free copies of these documents can also be obtained by directing a request to NovaGold’s investor relations department. YOU SHOULD READ THE DIRECTORS’ CIRCULAR, THE NOTICES OF CHANGE, AND THE RECOMMENDATION STATEMENT AND AMENDMENTS THERETO CAREFULLY BEFORE MAKING A DECISION CONCERNING THE BID. Directors’ Circular 10

This presentation uses the terms “proven” and “probable” reserves and “measured”, “indicated” and “inferred” resources. United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the United States Securities and Exchange Commission (the “SEC”) does not recognize them. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the “inferred resources” will ever be upgraded to a higher category. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. National Instrument 43-101 - Standard of Disclosure for Mineral Projects (“NI 43-101”), is a rule developed by the Canadian Securities Administrators which governs disclosure of scientific or technical information in relation to mineral projects by Canadian public companies. Unless otherwise indicated, reserve and resource estimates have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining and Metallurgy Classification System. NI 43-101 requires disclosure of mineral reserves and resources to fall within specifically defined categories. The historic resource for the Ambler deposit set out in this presentation was completed by Kennecott in 1995. Although believed by management of NovaGold to be relevant and reliable, this historic resource pre-dates NI 43-101 and is not compliant with NI 43-101 resource categories. The requirements of NI 43-101 are not the same as those the SEC and reserves reported by NovaGold in compliance with NI 43-101 may not qualify as reserves under SEC standards. Unless otherwise indicated, resource and other calculations reflect NovaGold’s interest in the Donlin Creek project at 70%. Total acquisition cost calculations are disclosed solely as a metric to broadly contrast the amended Barrick offer to comparable transactions in the context of NovaGold’s significant resource base. Total acquisition cost is not a category or measure prescribed by NI 43-101 or Canadian GAAP, and total acquisition cost as calculated by NovaGold may differ from calculations of total acquisition cost by other issuers or industry analysts. Total acquisition cost calculations should not be interpreted as suggesting that mineral resources have economic viability or that Inferred Resources will ever be upgraded to a higher category of resource. Cautionary Note Concerning Reserve and Resource Estimates 11

Appendix - Large Gold and Copper Resource Base Source: Company filings. 1) Assumes net inventory to NovaGold of 70% at Donlin Creek, 100% Galore Creek (80% of Copper Canyon Inferred resources), 100% of Nome Operations and 51% of Ambler. Assumes no exercise of Calista’s right to earn up to 15% of Donlin Creek.2) Resource estimate updated as of 10/25/06. 3) Based on gold-equivalent resources assuming a price of US$525/oz for gold and US$8/oz for silver. 4) Historic resource amount completed by Kennecott in 1995 and that NovaGold’s management believes is relevant and reliable. See disclosure on page 11. NovaGold Resource estimate updated as of October 25, 200612 Net Share of Contained Metal(1)Reserve / ResourceAs of January 2006As of October 2006 (2)ProjectOwnershipCategoryGold Equivalent (3)CopperGold Equivalent (3)Copper(M ozs)(B lbs)(M ozs)(B lbs) Galore Creek 100% Proven & Probable 0.0 0.0 6.7 6.6 Measured & Indicated 7.1 6.8 2.5 1.9 Inferred 8.3 5.0 5.3 3.4 Donlin Creek 70% Measured & Indicated 10.4 - 11.6 - Inferred 9.6 - 12.0 - Nome Operations 100% Measured & Indicated 1.7 - 2.3 - Inferred 1.6 - 0.4 - Ambler 51% Historic (4) 0.9 1.6 0.9 1.6 TotalProven & Probable0.00.06.76.6Measured & Indicated19.26.816.41.9Inferred19.55.017.73.4Historic0.91.60.91.6